EXHIBIT 5.1

[Bracewell & Giuliani LLP Letterhead]

May 27, 2008

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as special counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), in connection with the offer and sale by the Company of $800,000,000 aggregate principal amount of 7.25% Senior Notes due 2018 (the "Notes") to be issued under an Indenture dated as of May 27, 2008 (the "Indenture") among the Company, the Subsidiary Guarantors named therein and The Bank of New York Trust Company N.A., and the issuance by the Subsidiary Guarantors of their guarantees of the Notes (the "Guarantees" and, together with the Notes, the "Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-151010) (the "Registration Statement") filed by the Company and the Subsidiary Guarantors on May 19, 2008 under the Securities Act of 1933, as amended (the "Securities Act"); (ii) the prospectus supplement dated May 20, 2008 filed by the Company pursuant to Rule 424(b) promulgated under the Securities Act (which prospectus supplement, together with the prospectus filed with the Registration Statement, shall constitute the "Prospectus"); (iii) the Indenture; (iv) the Secretary's Certificates being delivered at the closing of the issuance of the Securities, including the exhibits thereto; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.  In rendering this opinion, we have also assumed that the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when the Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon payment of the consideration provided for in the applicable underwriting agreement, the Securities will be legally issued and will constitute valid and legally binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the contract laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and to the use of our name in the Prospectus under the caption "Legal Matters." By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

Bracewell & Giuliani LLP